UPDATED CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount To	Offering Price	Aggregate Offering	Amount of
Securities To Be Registered	Be Registered	Per Unit	Price	Registration Fee

Notes offered hereby	$2,373,150.00	100.00%	$2,373,150.00	$93.26

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $18,626.79 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333–140456, of which this pricing supplement is a part. After giving effect to the $93.26 registration fee for this offering, $18,533.53 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 175 dated February 22, 2008
To Prospectus Supplement and Prospectus dated February 5, 2007
Product supplement no. 3 dated January 25, 2008
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-140456

STRUCTURED INVESTMENTS
Opportunities in Equities

PLUS based on the iShares® MSCI EAFE Index Fund due March 20, 2009
Issued by EKSPORTFINANS ASA

Performance Leveraged Upside SecuritiesSM
“Performance Leveraged Upside Securities” and “PLUS” are the service marks of Morgan Stanley.

PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance. The leverage typically applies only for a certain range of price performance. In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return. At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity.

FINAL TERMS
Issuer:	Eksportfinans ASA

Maturity date:	March 20, 2009
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Aggregate principal amount:	$2,373,150.00
Payment at maturity:	■ If final share price is greater than initial share price, $10.00 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
■ If final share price is less than or equal to initial share price, $10.00 x (final share price / initial share price) This amount will be less than or equal to the stated principal amount of $10.00.
Share percent increase:	(final share price — initial share price) / initial share price
Leveraged upside payment:	$10.00 x leverage factor x share percent increase
Initial share price:	71.69, the closing price of one share of the underlying shares on the trade date
Final share price:	The closing price of one share of the underlying shares on the valuation date times the adjustment factor
Leverage factor:	300.00%
Maximum payment at maturity:	$11.65 (116.50% of the stated principal amount)
Stated principal amount:	$10.00
Issue price:	$10.00 (see “Commissions and Issue Price” below)
Trade date:	February 22, 2008
Original issue date:	February 29, 2008 (5 business days after the trade date)
Valuation date:	March 18, 2009, subject to adjustment for certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	282645795
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per PLUS:	$10.00	$0.15	$9.85
Total:	$2,373,150.00	$35,597.25	$2,337,552.75

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.95 per PLUS. Please see “Syndicate Information” below for further details.
(2)	For additional information, see “Supplemental Plan of Distribution” in product supplement no. 3.

YOU SHOULD READ THIS PRICING SUPPLEMENT TOGETHER WITH THE ACCOMPANYING PRODUCT SUPPLEMENT NO. 3, THE PROSPECTUS SUPPLEMENT AND
PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Product Supplement No. 3 dated January 25, 2008	Prospectus Supplement and Prospectus dated February 5, 2007

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

PLUS based on the iShares® MSCI EAFE Index Fund due March 20, 2009
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of the Issuer, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in product supplement no. 3 and the prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing price of one underlying share at maturity.

Key Dates
Trade date:	Original issue date:	Maturity date:
February 22, 2008	February 29, 2008 (5 business days after the trade date)	March 20, 2009, subject to postponement due to a market disruption event

Key Terms
Issuer:	Eksportfinans ASA
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Issue price:	$10.00 per PLUS (see “Syndicate Information” below)
Aggregate principal amount:	$2,373,150.00
Stated principal amount:	$10.00 per PLUS
Denominations:	$10.00 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	■ If the final share price is greater than the initial share price, $10.00 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity
■ If the final share price is less than or equal to the initial share price, $10.00 x share performance factor This amount will be less than or equal to the stated principal amount of $10.00.
Leveraged upside payment:	$10.00 x leverage factor x share percent increase
Leverage factor:	300.00%
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	71.69, the closing price of one share of the underlying shares on the trade date
Final share price:	The closing price of the one underlying share on the valuation date as published under the Bloomberg ticker symbol “EFA” or any successor symbol, times the adjustment factor
Valuation date:	March 18, 2009, subject to adjustment for certain market disruption events
Share performance factor:	(final share price / initial share price)
Maximum payment at maturity:	$11.65 (116.50% of the stated principal amount)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
Postponement of maturity date:	If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.
Risk factors:	Please see “Risk Factors” below.

February 2008                                                                                           P-2

PLUS based on the iShares® MSCI EAFE Index Fund due March 20, 2009
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange
CUSIP:	282645795
Minimum ticketing size:	100 PLUS
Tax considerations:	Although the issuer believes that, under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this characterization of the PLUS is respected and subject to the discussion in “Taxation in the United States” in the accompanying product supplement no. 3, the following U.S. federal income tax consequences should result based on current law:

• A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.

• Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS. Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any capital gain or loss recognized upon sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.

As discussed in the accompanying product supplement no. 3 under “Taxation in the United States — Possible Application of Section 1260 of the Code,” although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction.” If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). U.S. investors should consult their tax advisors regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments (such as the PLUS). The notice focuses in particular on whether to require holders of such instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which they are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly on a retroactive basis.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors — Structure Specific Risk Factors” in this pricing supplement and the discussion under “Taxation in the United States” in the accompanying product supplement no. 3 and consult their tax advisers regarding the U.S. federal income tax consequences of investing in the PLUS as well as the notice described above and its potential implications for an investment in the PLUS.

February 2008                                                                                           P-3

PLUS based on the iShares® MSCI EAFE Index Fund due March 20, 2009
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Trustee:	The Bank of New York
Calculation agent:	Morgan Stanley & Co. Incorporated
Use of proceeds and hedging:	The net proceeds from the sale of the PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the payment at maturity of the PLUS.
The hedging activity discussed above may adversely affect the market value of the PLUS from time to time and the payment at maturity you will receive on the PLUS at maturity. See “Risk Factors — Hedging transactions may affect the return on the PLUS” for a discussion of these adverse effects.
Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the PLUS	Selling concession	Principal amount of PLUS for any single investor
$10.00	$0.15	<$999K
$9.975	$0.125	$1MM-$2.99MM
$9.9625	$0.1125	$3MM-$4.99MM
$9.95	$0.10	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This pricing supplement represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying product supplement no. 3, the prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this pricing supplement.

February 2008                                                                                           P-4

PLUS based on the iShares® MSCI EAFE Index Fund due March 20, 2009
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following hypothetical terms:

Stated principal amount:	$10.00
Leverage factor:	300.00%
Hypothetical maximum payment at maturity:	$11.75 (117.50% of the stated principal amount)

PLUS Payoff Diagram

How it works

■	If the final share price is greater than the initial share price, then investors receive the $10.00 stated principal amount plus 300.00% of the appreciation of the underlying shares over the term of the PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the maximum payment at maturity at a final share price of approximately 5.833% of the initial share price.

■	If the underlying shares appreciate 5.00%, the investor would receive a 15.00% return, or $11.50.
■	If the underlying shares appreciate 25.00%, the investor would receive the hypothetical maximum payment at maturity of 117.50% of the stated principal amount, or $11.75.

■	If the final share price is less than or equal to the initial share price, the investor would receive an amount less than or equal to the $10.00 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the price of the underlying shares.

■	If the underlying shares depreciate 10.00%, the investor would lose 10.00% of its principal and receive only $9.00 at maturity, or 90.00% of the stated principal amount.

February 2008                                                                                           P-5

PLUS based on the iShares® MSCI EAFE Index Fund due March 20, 2009
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10.00 stated principal amount of PLUS that they hold an amount in cash based upon the price of the underlying shares, determined as follows:

If the final share price is greater than the initial share price:

$10.00 + Leveraged Upside Payment:

subject to the maximum payment at maturity for each PLUS,

Leveraged Upside Payment

Principal	Principal	Leverage Factor	Share Percent Increase

$10.00	+	[	$10.00	×	300.00%	×	{	final share price − initial share price initial share price	} ]

If the final share price is less than or equal to the initial share price:

$10.00 X Share Performance Factor

Principal		Share Performance Factor
$10.00	×	final share price initial share price

Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.00.

February 2008                                                                                           P-6

PLUS based on the iShares® MSCI EAFE Index Fund due March 20, 2009
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-18 of product supplement no. 3. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

Structure Specific Risk Factors

■	PLUS do not pay interest nor guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10.00 stated principal amount of each PLUS by an amount proportionate to the decrease in the price of the underlying shares.

■	Appreciation potential is limited. The appreciation potential of PLUS is limited by the maximum payment at maturity of $11.65, or 116.50% of the stated principal amount. Although the leverage factor provides 300.00% exposure to any increase in the price of the underlying shares at maturity, because the payment at maturity will be limited to 116.50% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final share price exceeds approximately 105.5% of the initial share price.

■	The market price is influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which the Agent may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the MSCI EAFE Index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

■	The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI EAFE Index Fund, holders of the PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index, the price of the underlying shares will be adversely affected and the payment at maturity on the PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

■	existing and expected rates of inflation;
■	existing and expected interest rate levels;
■	the balance of payments; and
■	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

■	There are risks associated with investments in securities linked to the value of foreign equity securities. The stocks included in the MSCI EAFE Index and that are generally tracked by the underlying shares have been issued by companies in various foreign countries. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

■	Adjustments to the underlying shares or to the MSCI EAFE Index could adversely affect the value of the PLUS. Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® MSCI EAFE Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and

February 2008                                                                                           P-7

PLUS based on the iShares® MSCI EAFE Index Fund due March 20, 2009
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

expenses, of the MSCI EAFE Index. Morgan Stanley Capital International Inc. (MSCI) is responsible for calculating and maintaining the MSCI EAFE Index. MSCI can add, delete or substitute the stocks underlying the MSCI EAFE Index or make other methodological changes that could change the value of the MSCI EAFE Index. Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® MSCI EAFE Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the PLUS.

■	Not equivalent to investing in the underlying shares. Investing in the PLUS is not equivalent to investing in the underlying shares or the MSCI EAFE Index. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the MSCI EAFE Index.

■	The underlying shares and the MSCI EAFE Index are different. The performance of the underlying shares may not exactly replicate the performance of the MSCI EAFE Index because the iShares® MSCI EAFE Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index. It is also possible that the iShares® MSCI EAFE Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI EAFE Index Fund and the MSCI EAFE Index or due to other circumstances. BGFA may invest up to 10.00% of the iShares® MSCI EAFE Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI EAFE Index.

■	If the price of shares of the iShares® MSCI EAFE Index Fund changes, the market value of the PLUS may not change in the same manner. Your PLUS may trade quite differently from the performance of the iShares® MSCI EAFE Index Fund. Changes in the price of shares of the iShares® MSCI EAFE Index Fund may not result in a comparable change in the market value of the PLUS. Even if the price of shares of the iShares® MSCI EAFE Index Fund increases above the initial share price during the term of the PLUS, the market value of the PLUS prior to the maturity date may not increase by the same amount.

■	The PLUS do not bear interest. You will not receive any interest payments on the PLUS. Even if the amount payable on the PLUS on the maturity date exceeds the principal amount of the PLUS, the overall return you earn on the PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

■	Past performance of the iShares® MSCI EAFE Index Fund is no guide to future performance. The actual performance of the iShares® MSCI EAFE Index Fund over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical prices of the iShares® MSCI EAFE Index Fund or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the iShares® MSCI EAFE Index Fund.

■	We and our affiliates have no affiliation with BGFA and are not responsible for its public disclosure of information. We and our affiliates are not affiliated with BGFA in any way and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the iShares® MSCI EAFE Index Fund. If BGFA discontinues or suspends the calculation of the iShares® MSCI EAFE Index Fund, it may become difficult to determine the market value of the PLUS or the maturity payment amount. The calculation agent may designate a successor iShares® MSCI EAFE Index Fund selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor iShares® MSCI EAFE Index Fund comparable to the iShares® MSCI EAFE Index Fund exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. BGFA is not involved in the offer of the PLUS in any way and has no obligation to consider your interest as an owner of PLUS in taking any actions that might affect the value of your PLUS.

Each PLUS is an unsecured debt obligation of Eksportfinans only and is not an obligation of BGFA. None of the money you pay for your PLUS will go to BGFA. Since BGFA is not involved in the offering of the PLUS in any way, it has no obligation to consider your interest as an owner of PLUS in taking any actions that might affect the value of your PLUS. BGFA may take actions that will adversely affect the market value of the PLUS.

We have derived the information about BGFA and the iShares® MSCI EAFE Index Fund in this pricing supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the iShares® MSCI EAFE Index Fund or BGFA contained in this pricing supplement. You, as an investor in the PLUS, should make your own investigation into the iShares® MSCI EAFE Index Fund and BGFA.

February 2008                                                                                           P-8

PLUS based on the iShares® MSCI EAFE Index Fund due March 20, 2009
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

■	Hedging transactions may affect the return on the PLUS As described above under “Use of Proceeds and Hedging”, we through one or more hedging counterparties may hedge our obligations under the PLUS by purchasing the shares in the iShares® MSCI EAFE Index Fund or common stocks of the Index underlying the iShares® MSCI EAFE Index Fund, futures or options on the common stocks of the Index underlying the iShares® MSCI EAFE Index Fund or other derivative instruments with returns linked or related to changes in the market price of the common stocks of the Index underlying the iShares® MSCI EAFE Index Fund, and our hedging counterparties may adjust these hedges by, among other things, purchasing or selling the common stocks of the Index underlying the iShares® MSCI EAFE Index Fund, futures, options or other derivative instruments with returns linked to the common stocks of the Index underlying the iShares® MSCI EAFE Index Fund at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the common stocks comprising the Index underlying the iShares® MSCI EAFE Index Fund and, therefore, the market value of the PLUS. It is possible that our hedging counterparties could receive substantial returns from these hedging activities while the market value of the PLUS declines.

■	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. Morgan Stanley & Co. Incorporated, as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the PLUS may be materially and adversely affected.

■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley & Co. Incorporated is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley & Co. Incorporated, as a result of dealer discounts, mark-ups or other transaction costs.

■	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Fact Sheet — General Information — Tax Considerations” in this pricing supplement and the discussion under “Taxation In The United States” in the accompanying product supplement no. 3 (together, the Tax Disclosure Sections) concerning the U.S. federal income tax consequences of investing in the PLUS. If the Internal Revenue Service (the IRS) were successful in asserting an alternative characterization or treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a comparable yield determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement and the accompanying prospectus supplement. As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments (such as the PLUS). The notice focuses in particular on whether to require holders of such instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which they are linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly on a retroactive basis. Both U.S. and non-U.S. investors considering an investment in the PLUS should consult their tax advisers regarding the notice and its potential implications for an investment in the PLUS.

Other Risk Factors

■	Secondary trading may be limited. The PLUS will not be listed on any securities exchange and secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to

February 2008                                                                                           P-9

PLUS based on the iShares® MSCI EAFE Index Fund due March 20, 2009
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

■	Potential adverse economic interest of the calculation agent. The hedging or trading activities of the issuer, the agent, or any of their respective affiliates, on or prior to the trade date and prior to maturity could adversely affect the price of the underlying shares and, as a result, could decrease the amount an investor may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the trade date could potentially affect the initial share price and, therefore, could increase the price at which the underlying shares must close before an investor receives a payment at maturity that exceeds the issue price of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

February 2008                                                                                           P-10

PLUS based on the iShares® MSCI EAFE Index Fund due March 20, 2009
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Information about the Underlying Shares

The iShares® MSCI EAFE Index Fund

The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares®, Inc. (iShares), a registered investment company. iShares consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®. Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither we nor the Agent make any representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the PLUS offered hereby and does not relate to the underlying shares. We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraph. In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we, the Agent nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We, the agent, and/or or any of our respective affiliates may presently or from time to time engage in business with iShares. In the course of such business, we, the agent, and/or our respective affiliates may acquire non-public information with respect to iShares, and neither we, the agent, and/or our respective affiliates undertake to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws. As a prospective purchaser of the PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (BGI). The PLUS are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The MSCI EAFE Index®

The MSCI EAFE Index is calculated, published and disseminated daily by Morgan Stanley Capital International Inc., or MSCI®, a majority-owned subsidiary of Morgan Stanley, and comprises the equity securities underlying the MSCI indices of 21 selected countries in Europe and Asia, as well as Australia and New Zealand. See “Annex A — Underlying Indices and Underlying Index Publishers Information — The MSCI EAFE Index®” in the accompanying product supplement no. 3.

February 2008                                                                                           P-11

PLUS based on the iShares® MSCI EAFE Index Fund due March 20, 2009
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Historical Information

The following table presents the published high, low and end-of-quarter closing share prices for each quarter in the period from January 1, 2003 through February 22, 2008. The closing share price on Febuary 22, 2008 was $71.69. The issuer obtained the closing share prices and other information below from Bloomberg Financial Markets, without independent verification. You should not take the historical closing share prices as an indication of future performance.

iShares® MSCI EAFE Index Fund	High	Low	Period End

2003
First Quarter	34.1500	28.8133	30.2000
Second Quarter	37.7700	30.6700	36.1033
Third Quarter	40.3833	36.0667	39.0000
Fourth Quarter	45.5933	40.2167	45.5933
2004
First Quarter	48.1000	45.1167	47.2000
Second Quarter	48.1000	43.3833	47.6667
Third Quarter	47.4033	44.4667	47.1333
Fourth Quarter	53.4167	47.1333	53.4167
2005
First Quarter	55.2500	51.2567	52.9567
Second Quarter	53.8333	51.2767	52.3900
Third Quarter	58.4800	51.9500	58.1000
Fourth Quarter	60.9400	54.7200	59.4300
2006
First Quarter	65.3800	60.3300	64.9200
Second Quarter	70.5800	59.4600	65.3900
Third Quarter	68.3600	61.7000	67.7500
Fourth Quarter	74.3300	67.9400	73.2200
2007
First Quarter	76.7200	70.9000	76.2600
Second Quarter	81.7800	76.5000	80.7700
Third Quarter	83.6200	73.9400	82.5900
Fourth Quarter	86.1000	78.2400	78.5000
2008
First Quarter (through February 22, 2008)	78.3500	68.3400	71.6900

February 2008                                                                                           P-12